EXHIBIT 23.2
I. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Oriental Financial Group Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-102696, No. 333-57052, No. 333-84473, and No. 333-147727) on Forms S-8 of Oriental Financial Group Inc. of our reports dated March 13, 2008, with respect to the consolidated statements of financial condition of Oriental Financial Group Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for the years then ended and the six-month period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Oriental Financial Group Inc.
Our report refers to the Group’s changes in the process of evaluating prior year misstatements in 2006 and accounting for share-based payments in 2005.
/s/ KPMG LLP
San Juan, Puerto Rico
March 13, 2008
Stamp No. 2222074 of the Puerto Rico Society
Of Certified Public Accountants
Was affixed to the record copy of this report